Exhibit k.2

AMENDED & RESTATED SUPPORT SERVICES AGREEMENT

This AMENDED AND RESTATED AGREEMENT is made on this 9th day of December, 2021, by and between PIMCO Investments LLC, a Delaware limited liability company (“PI”), and each of the investment companies listed on Appendix A hereto (each a “Fund” and, collectively, the “Funds”), in each case acting and agreeing with PI severally and neither jointly nor jointly and severally with any other Fund.

WHEREAS, each of the Funds is a closed-end investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and has its common shares listed for public trading on the New York Stock Exchange (the “NYSE”); and

WHEREAS, PI, a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”), is an affiliate of Pacific Investment Management Company LLC (“PIMCO”), the investment manager of each of the Funds; and

WHEREAS, each Fund and PI wish to enter into this Agreement to memorialize arrangements whereby the Fund authorizes and retains PI to provide various marketing, shareholder support and other services on behalf of the Funds upon the terms and conditions specified herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PI and each Fund hereby agree as follows:

1.     Services. Each Fund hereby authorizes and retains PI to provide the following services: shareholder and financial intermediary support, marketing and communications support, support for Fund boards and internal committees, as well as providing support for (but not underwriting) initial public and secondary offerings of the Funds (the “Services”), which Services may be amended from time to time, subject to and in accordance with the terms and conditions of this Agreement. The parties agree that PI shall be under no obligation to provide any minimum level of the Services hereunder.

2.     Compensation. PI shall provide the Services hereunder at its own expense and shall not be entitled to any compensation from the Funds under this Agreement, provided, however, that, except as otherwise agreed, PI and its officers, employees, registered representatives and affiliates (including PIMCO and its officers, employees, directors and associated persons) may be reimbursed by a Fund for reasonable and documented out-of-pocket expenses related to the initial public offering of a Fund’s shares, including in connection with participation in road shows and related activities.

3.     Term and Termination. This Agreement will become effective at the close of business on the date first set forth above and will continue in effect indefinitely with respect to a Fund unless terminated as set forth below. This Agreement may be terminated with respect to a Fund upon 30 days’ written notice by the Fund to PI or upon 30 days’ written notice by PI to the Fund.

4.     Compliance with Law and Fund Policies. In all matters pertaining to the performance of this Agreement, PI (i) will act in conformity with the reasonable directions of the applicable Fund and its Board of Directors/Trustees and officers and PIMCO and (ii) will conform to and comply with the requirements of the 1940 Act, the 1934 Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”), and all other applicable federal and state laws and regulations, including, without limitation, rules and regulations promulgated by the SEC and FINRA.

5.     Regulation FD. PI hereby agrees to conform to and comply with each Fund’s policies and procedures designed to ensure compliance with Regulation FD under the 1934 Act, as from time to time amended (“Regulation FD Policies”), as provided by the Fund to PI. PI and the Funds acknowledge and agree that PI and its officers, employees and registered representatives are persons who owe a duty of trust or confidence to each Fund, within the meaning of Rule 100(a)(2)(i) of Regulation FD, in providing the Services hereunder, and therefore that a Fund or persons acting on its behalf may disclose material nonpublic information regarding the Fund or its securities to PI and such officers, employees and registered representatives and the requirements of Rule 100(a) of Regulation FD will not apply to such disclosures.

6.     Representations, Warranties and Covenants of PI.

(a)    PI represents and warrants that: (i) it has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by it or on its behalf, shall be validly executed and delivered and shall be valid, binding and enforceable against it in accordance with its terms, (iii) there are no restrictions, agreements or understandings, oral or written, to which it is a party or by which it is bound that prevent or make unlawful its execution or performance of this Agreement and (iv) its performance of this Agreement and its conduct in connection with the provision of the Services on behalf of the Funds do not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject.

(b)    PI represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the Services on behalf of each Fund hereunder. In addition, PI represents and warrants that it is registered as a broker-dealer with the SEC and is a member firm in good standing with FINRA, and is registered in and/or has provided any required notification to any state or other jurisdiction where such registration or notification is required. PI covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(c)    PI covenants that it shall promptly notify the Funds (i) in the event that the SEC, FINRA or any other regulatory authority has found PI to have violated any applicable law, rule or regulation directly applicable to the Services, suspended or revoked any of its registrations, licenses or approvals such that it cannot perform the Services, or has commenced proceedings that are reasonably likely to result in any of these actions and (ii) of any change to PI that materially and adversely affects its ability to perform the Services under this Agreement.

7.     Representations, Warranties and Covenants of the Funds.

(a)    Each Fund represents and warrants that: (i) it has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by it or on its behalf, shall be validly executed and delivered and shall be valid, binding and enforceable against it in accordance with its terms, (iii) there are no restrictions, agreements or understandings, oral or written, to which it is a party or by which it is bound that prevent or make unlawful its execution or performance of this Agreement and (iv) its performance of this Agreement does not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject.

(b)    Each Fund covenants that it shall promptly notify PI (i) in the event that the SEC or any other regulatory authority has found the applicable Fund to have violated any applicable law, rule or regulation directly applicable to the Services, suspended or revoked any of its registrations, licenses or approvals such that it cannot receive the Services, or has commenced proceedings that are reasonably likely to result in any of these actions and (ii) of any change to a Fund that materially and adversely affects its ability to receive the Services under this Agreement.

8.     Services Not Exclusive. The services to be provided hereunder by PI are not deemed to be exclusive, and PI and each of its members, officers, employees, registered representatives and affiliates are free to render such services to other funds or clients.

9.     Limitation of Liability. PI shall not be liable to a Fund for any action taken or omitted by it or its officers, employees or registered representatives in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it or its officers, employees or registered representatives of its or their obligations and duties under this Agreement.

10.    Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address:

(a) if to PI, to it at PIMCO Investments LLC, 1633 Broadway, New York, NY 10019-7585, Attention: Chairman; and

(b) if to a Fund, to it at [Name of Fund], care of Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660, Attention: President,

or at such other address as a party may from time to time specify in writing to the other party pursuant to this Section 10.

11.    Assignment.

This Agreement and a party’s rights and duties hereunder may not be assigned (as that term is defined in the 1940 Act) by either a Fund or PI except by the specific written consent of such other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

12.    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

13.    Miscellaneous.

(a)    Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)    This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)    This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)    No amendment to this Agreement shall be valid with respect to a Fund unless made in writing and executed by both the Fund and PI.

(f)    For each Fund which is a Massachusetts business trust, a copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PIMCO Investments LLC

By: /s/ Eric Sutherland
Name: Eric Sutherland
Title: Chairman

Each Fund Listed on Appendix A hereto

(with respect to each Fund, severally and

neither jointly nor jointly and severally with

any other Fund)

By: /s/ Eric D. Johnson
Name: Eric D. Johnson
Title: President

Appendix A

FUNDS	NYSE Ticker Symbol

PCM FUND, INC.	(“PCM”)

PIMCO STRATEGIC INCOME FUND, INC.	(“RCS”)

PIMCO CORPORATE & INCOME STRATEGY FUND	(“PCN”)

PIMCO CORPORATE & INCOME OPPORTUNITY FUND	(“PTY”)

PIMCO INCOME STRATEGY FUND	(“PFL”)

PIMCO INCOME STRATEGY FUND II	(“PFN”)

PIMCO GLOBAL STOCKSPLUS & INCOME FUND	(“PGP”)

PIMCO HIGH INCOME FUND	(“PHK”)

PIMCO INCOME OPPORTUNITY FUND	(“PKO”)

PIMCO MUNICIPAL INCOME FUND	(“PMF”)

PIMCO MUNICIPAL INCOME FUND II	(“PML”)

PIMCO MUNICIPAL INCOME FUND III	(“PMX”)

PIMCO NEW YORK MUNICIPAL INCOME FUND	(“PNF”)

PIMCO CALIFORNIA MUNICIPAL INCOME FUND	(“PCQ”)

PIMCO CALIFORNIA MUNICIPAL INCOME FUND II	(“PCK”)

PIMCO CALIFORNIA MUNICIPAL INCOME FUND III	(“PZC”)

PIMCO NEW YORK MUNICIPAL INCOME FUND II	(“PNI”)

PIMCO NEW YORK MUNICIPAL INCOME FUND III	(“PYN”)

PIMCO DYNAMIC INCOME FUND	(“PDI”)

PIMCO DYNAMIC CREDIT AND MORTGAGE INCOME FUND	(“PCI”)

PIMCO ENERGY AND TACTICAL CREDIT OPPORTUNITIES FUND	(“NRGX”)

PIMCO DYNAMIC INCOME OPPORTUNITIES FUND	(“PDO”)

PIMCO ACCESS INCOME FUND	(“PAXS”)